Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Erin Petroleum Nigeria Limited

CAMAC Energy Ltd.

CAMAC Energy Kenya Limited

Erin Energy Ghana A5 Ltd.

Erin Energy Gambia Ltd.

CAMAC Energy International Ltd.

CAMAC Energy Ghana Limited

Erin Energy Finance Ltd.

CAMAC Energy Sierra Leone

CAMAC Energy Chad Ltd.

Erin Energy Services Limited

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